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                                                                       EXHIBIT 4


                               EDIFY CORPORATION

                               Lock-Up Agreement


                                                February 23, 1996


Goldman, Sachs & Co.
Robertson, Stephens & Company, L.P.
Hambrecht & Quist LLC
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

       Re:    Lock-up Agreement


Ladies and Gentlemen:

         The undersigned understands that you, as representatives (the "Representatives"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in on Schedule I to such agreement (collectively, the "Underwriters"), with Edify Corporation (the "Company") providing for an initial public offering of the Common Stock of the Company (the "Shares") pursuant to a Registration Statement on Form S-l filed with the Securities and Exchange Commission (the "SEC").

         In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees, for a period of 180 days following the date of the final Prospectus covering the public offering of the Shares, that the undersigned will not sell, offer to sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company (other than shares acquired in the offering or in the public market after the offering), or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into or exchangeable for shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares").

         The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of the Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any





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short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to or derives any significant part of its value from such Shares.

         Notwithstandng the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee
                              ---- ----
or donees thereof agree to be bound by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i), (ii) or (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

         The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.


                                        Very truly yours,

                                        Name of Shareholder: __________________

                                        Signature:  ___________________________

                                        Title: ________________________________










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